SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is dated as of January 23, 2008 and is by and between ROBERT B. STURGES ("Employee"), and NEVADA GOLD & CASINOS, INC., A Nevada corporation with headquarters in Houston, Texas ("Employer" or the "Company").

WITNESSETH

WHEREAS, the Employee and the Employer are party to that certain Employment Agreement dated as of November 27, 2006 and that certain Amendment to Employment Agreement dated October 30, 2007 (the "Original Employment Agreement"); and

WHEREAS, the Employer and Employee have agreed to make certain amendments to the Original Employment Agreement, as more fully described herein, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The Original Employment Agreement, as modified by this Amendment (the "Employment Agreement") shall be effective as of the date of signing of this Amendment (the "Effective Date") and shall continue until the third anniversary of the Effective Date, unless terminated earlier in accordance with the terms of the Employment Agreement (the "Term").

2. Termination. The Employment Agreement may be terminated by either Employee or Employer, upon 90 days' prior written notice to the other party, except as otherwise provided herein. If Employee is terminated without cause, he shall receive 12 months' salary, paid in monthly installments. If Employee terminates his employment for any reason, including failure of the Employer to relocate its headquarters to Miami, Florida as referred to in Paragraph 3 below, Employee shall receive six months' salary, paid in monthly installments. In the event of a termination of Employee's employment, his bonus (Paragraph 5, below) shall be pro-rated for whatever portion of the Company's fiscal year Employee is actually employed. The termination of Employee, whether by Employer or Employee, shall not result in the acceleration of the vesting schedule of Employee's stock options, except as is otherwise provided pursuant to Paragraphs 5(d) and 5(f) of the Employment Agreement.

3. Location of Headquarters. Employer shall not be obligated to relocate its headquarters to Miami, Florida prior to March 31, 2009, the date of expiration of the lease for the Employer's headquarters in Houston, Texas. In the event that Employee desires for Employer to relocate its headquarters to Miami, Employee shall deliver written notice thereof to the Board of Directors of the Company (the "Board") no later than December 31, 2008. In the event the Board does not approve such relocation to Miami, the Employee may terminate his employment upon 60 days' written notice to the Employer.

4. Base Salary. Employee's base salary shall be $400,000 per year, subject to review and adjustment sat the close of each contract year to be made by the Compensation Committee of the Board upon evaluation of Employee's performance during the prior fiscal year (the "Base Salary"); provided, however, that in no event shall the Base Salary be reduced to less than $400,000 per year.

5. Bonus. Employee shall receive a yearly bonus of up to 50% of the Base Salary for achieving reasonable goals related to profitability as established in the first 30 days of the fiscal year by the Board and/or the Compensation Committee. Employee shall also be entitled to receive such other cash bonuses that the Board and/or the Compensation Committee may award in its absolute discretion.

6. Stock Options. Employee shall receive new stock options for the purchase of 100,000 shares of Employer's stock (the "New Options") with an exercise price equal to the fair market value of the stock determined by the closing price of Employer's stock on the Effective Date, adjusted for future stock splits, stock dividends, etc. in accordance with the term of any applicable plan, vesting as follows: (i) 33,333 shares shall vest on the Effective Date; (ii) 33,333 share shall vest on the first anniversary of the Effective Date; and (iii) 33,334 shares shall vest on the second anniversary of the Effective Date. In addition to the New Options, Employee was granted 100,000 stock option in the Original Employment Agreement (the "Prior Options"), 60,000 of which remain unvested. 30,000 of the Prior Options shall vest on the Effective Date, and 30,000 shall vest on November 1, 2008 in accordance with the terms of the Original Employment Agreement. The exercise price for the Prior Options shall be $4.87, the price per share at the time of the grant of the Prior Options. The stock option grant to purchase 200,000 share of Company stock at an exercise price of $1.65 per share dated August 30, 2007 shall vest as follows: 66,666 on the Effective Date, 66,667 on the one year anniversary of such date and 66,667 on the second year anniversary of such date.

7. Reimbursement of Travel and Legal Fees. Employee shall continue to receive, for the duration of the Term, the auto allowance, vacation and fringe benefits, and flight reimbursement as set forth in Paragraphs 4(b), (c) and (d) of the Original Employment Agreement. Employee shall also be reimbursed for legal fees, up to $7,500, incurred by the Employee in connection with this Amendment.

8. Work Location. Employee may continue to teach a course at Florida International University on Monday of each week. Employee may, at his discretion, stay in Miami on Mondays and work for the Company from his home on that day.

9. Existing Terms. Except as may be specifically modified, amended or superseded by this Amendment, the terms of the Original Employment Agreement shall otherwise remain in effect.

10. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns, agents, employees, and personal representatives.

IN WITNESS WHEREOF, the undersigned have hereunto executed this Amendment as of the day and year first aforesaid.

EMPLOYEE:

ROBERT B. STURGES

EMPLOYER:

NEVADA GOLD & CASINOS, INC.

By: ______________________
Name: Joseph Juliano
Title: Chairman